Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-212571

September 17, 2018

Issuer: Tenor: Reference Asset: Digital Percentage: Buffer Percentage: CUSIP / ISIN: Initial Level: Final Level: Initial Valuation Date: Issue Date: Final Valuation Date: Maturity Date: Barclays Bank PLC Approximately 3 years and 6 months The S&P 500® Index (Bloomberg ticker: “SPX <Index>”) (the “Index”) [20.50% – 21.50%], to be determined on the Initial Valuation Date 15.00% of the Initial Level 06746XNS8 / US06746XNS89 The Closing Level of the Index on the Initial Valuation Date The Closing Level of the Index on the Final Valuation Date September 25, 2018 September 28, 2018 March 23, 2022 March 28, 2022 Hypothetical Payment at Maturity $1,500 $1,300 $1,000 $800 $600 $400 $100 Selected Structure Definitions Payment at Maturity: If you hold your notes to maturity, you will receive on the Maturity Date a cash payment per $1,000 principal amount of notes equal to: • If the Index Return is greater than or equal to -15.00%, an amount calculated as follows: $1,000 + ($1,000 x Digital Percentage) Assuming the Digital Percentage is set at 20.50%, in this circumstance, you will receive a payment at maturity of $1,205.00 per $1,000 principal amount of notes. • If the Index Return is less than -15.00%, an amount calculated as follows: $1,000 + [$1,000 x (Index Return + Buffer Percentage)] In this circumstance, you will lose 1.00% of the principal amount of your notes for every 1.00% that the Index Return falls below -15.00%. You may lose up to 85.00% of the principal amount of your notes at maturity. Index Return: The performance of the Index from the Initial Level to the Final Level All terms that are not defined in this fact sheet shall have the meanings set forth in the accompanying preliminary pricing supplement dated September 4, 2018 (the “Pricing Supplement”). All terms set forth or defined herein, including all prices, levels, values and dates, are subject to adjustment as described in the accompanying Pricing Supplement. In the event that any of the terms set forth or defined in this fact sheet conflict with the terms as described in the accompanying Pricing Supplement, the terms described in the accompanying Pricing Supplement shall control. The notes are not suitable for all investors. You should read carefully the accompanying Pricing Supplement (together with all documents incorporated by reference therein) for more information on the risks associated with investing in the notes. Any payment on the notes, including any Payment at Maturity, is not guaranteed by any third party and is subject to both the creditworthiness of the Issuer and the exercise of any U.K. Bail-in Power, as further described in the accompanying Pricing Supplement.  Assuming that the Digital Percentage will be set at 20.50% Payment at Maturity -100% -90% -80% -70% -60% -50% -40% -30% -20% -10% 0% 10% 20% 30% 40% Index Return Payment at Maturity Total Return on Notes 80.00% $1,205.00 20.50% 60.00% $1,205.00 20.50% 40.00% $1,205.00 20.50% 20.00% $1,205.00 20.50% 10.00% $1,205.00 20.50% 0.00% $1,205.00 20.50% -5.00% $1,205.00 20.50% -10.00% $1,205.00 20.50% -15.00% $1,205.00 20.50% -20.00% $950.00 -5.00% -30.00% $850.00 -15.00% -40.00% $750.00 -25.00% -60.00% $550.00 -45.00% -80.00% $350.00 -65.00% $1,600 $1,400 $1,200 $1,100 $900 $700 $500 $300 $200 $0 Reference Asset Return Buffered Digital Notes

Summary Characteristics of the Notes Summary Risk Considerations Commissions—Barclays Capital Inc. will receive commissions from the Issuer of up to 2.85% of the principal amount of the notes, or up to $28.50 per $1,000 principal amount. Please see the accompanying Pricing Supplement for additional information about selling concessions, commissions and fees. Estimated Value Lower Than Issue Price—Our estimated value of the notes on Credit of Issuer—The notes are senior unsecured debt obligations of the Issuer and are not, either directly or indirectly, an obligation of any third party. In the event the Issuer were to default on its obligations, you may not receive any amounts owed to you, including any Payment at Maturity, under the terms of the notes. U.K. Bail-In Power—Each holder of notes agrees to be bound by, and consents to the Initial Valuation Date is expected to be between $925.00 and $957.50 per note. Please see “Additional Information Regarding Our Estimated Value Of The Notes” in the accompanying Pricing Supplement for more information. Potential for Significant Loss—The terms of the notes provide only for a partial the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority, which may be exercised so as to result in you losing all or a part of the value of your investment in the notes or receiving a different security from the notes that is worth significantly less than the notes. Please see “Consent to U.K. Bail-In Power” in the accompanying Pricing Supplement for more information. Historical Performance—The historical performance of the Index is not an return of principal, and you are not guaranteed any return of principal. If the Index Return is less than -15.00%, you will lose 1.00% of the principal amount of your notes for every 1.00% that the Index Return falls below -15.00%. You may lose up to 85.00% of the principal amount of your notes. Potential Return Limited to the Digital Percentage—If the Index Return is indication of the future performance of the Index over the term of the notes. Conflict of Interest—We and our affiliates play a variety of roles in connection with  the notes, including acting as calculation agent and as a market-maker for the notes. In each of these roles, our and our affiliates’ economic interests may be adverse to your interests as an investor in the notes. Lack of Liquidity—The notes will not be listed on any securities exchange. There greater than or equal to -15.00%, you will earn a positive return on the notes equal to the Digital Percentage. You will not participate in any appreciation of the Index in excess of the Digital Percentage, which may be significant. Payment at Maturity Is Based Solely on Closing Level on Final Valuation Date— may be no secondary market for the notes or, if there is a secondary market, there may be insufficient liquidity to allow you to sell the notes easily. Tax Treatment—Significant aspects of the tax treatment of the notes are The Final Level and the Index Return will be based solely on the Closing Level of the Index on the Final Valuation Date. Therefore, if the level of the Index drops on or before the Final Valuation Date, then the Payment at Maturity you may receive on the notes may be significantly less than it would have been had such payment been linked to the level(s) of the Index prior to such drop. uncertain. You should consult your tax advisor about your tax situation. In addition to the summary risks and characteristics of the notes discussed under the headings above, you should carefully consider the risks discussed under the heading “Selected Risk Considerations” in the accompanying Pricing Supplement and under the heading “Risk Factors” in the accompanying prospectus supplement. Other Information This fact sheet is a general summary of the terms and conditions of this offering of notes. The Issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for this offering of notes. Before you invest, you should read carefully the full description of the terms and conditions of, and risks associated with investing in, the notes contained in the Pricing Supplement as well as the information contained in the accompanying index supplement, prospectus supplement and prospectus that are incorporated by reference in the Pricing Supplement. The Pricing Supplement, as filed with the SEC, is available at the following hyperlink: https://www.creativeservices.barclays/docs/200007927/06746XNS8.pdf You may access the index supplement, prospectus supplement and prospectus that are incorporated by reference in the Pricing Supplement by clicking on the respective hyperlink for each document included in the Pricing Supplement under the heading “Additional Documents Related To The Offering Of The Notes,” or by requesting such documents from the Issuer or any underwriter or dealer participating in this offering. We strongly advise you to carefully read these documents before investing in the notes. You may revoke your offer to purchase the notes at any time prior to the Initial Valuation Date. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to the Initial Valuation Date. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase of notes. You may choose to reject such changes, in which case we may reject your offer to purchase the notes. Buffered Digital Notes